Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation of our report dated November 15, 2011 with respect to the consolidated statements of financial position of Prima BioMed Ltd as at June 30, 2011, and 2010, and the consolidated statements of comprehensive income, cash flow and changes in equity for each of the 3 years to June 30, 2011, and notes to the financial statements, in its Registration Statement pursuant to Section 12(b) of the Securities Exchange Act of 1934 (Form 20-F).

MDHC Audit Assurance Pty Ltd	Hawthorn, Australia
February 9, 2012

KEVIN P ADAMS
Director